Exhibit 4.3
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.
THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE INTERNAL REVENUE CODE. A HOLDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY FOR SUCH NOTE BY SUBMITTING A REQUEST FOR SUCH INFORMATION TO THE COMPANY AT THE FOLLOWING ADDRESS: NEW CENTURY TRANSPORTATION, INC., 45 EAST PARK DRIVE, WESTAMPTON, NEW JERSEY 08060, ATTENTION: HENRY J. MUHLSCHLEGEL AND BRIAN FITZPATRICK.
NEW CENTURY TRANSPORTATION, INC.
SENIOR SUBORDINATED PROMISSORY NOTE
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Date of Issuance: November 19, 2009
     FOR VALUE RECEIVED, the undersigned, NEW CENTURY TRANSPORTATION, INC., a New Jersey corporation (the “Payor” or the “Company”), promises to pay to the order of [  ] or its registered transferrees or assigns (the “Payee”), the principal sum of [  ] ($[  ]) and interest on the outstanding principal balance as set forth herein. Capitalized terms used herein shall have the meaning ascribed to such terms in
Section 6 hereof unless otherwise defined herein.
     SECTION 1. Interest Rate; Payment; Series of Notes; Seniority.
          (a) The outstanding principal balance of this Senior Subordinated Promissory Note (this “Note”) shall bear interest at an annual rate equal to 7.50% per annum, compounded annually. Interest shall be computed on the basis of a 365-day year and the actual number of days elapsed. Interest hereon will accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including November 19, 2009 to but excluding the date on which interest is paid. Interest shall be paid in arrears on each December 15, commencing December 15, 2010; provided that payment of the interest relating to any annual period concluding prior to the payment in full of any and all Bank Indebtedness shall be delayed until the Repayment Date (as defined below), and such interest shall accrue and compound on each yearly anniversary of the date of this Note at an annual rate equal to 7.50% per annum.

          (b) The outstanding balance of any amount owed under this Note which is not paid when due or following the occurrence and during the continuance of any Event of Default (as defined below) shall bear interest at the rate of 2.0% per annum (the “Default Interest”) above the rate that would otherwise be in effect under this Note with the Default Interest accruing, from and including such due date, on a cumulative, compounding basis.
          (c) All payments hereunder, whether for principal, interest or otherwise, shall be made in lawful money of the United State of America by wire or bank transfer of immediately available funds to an account designated by the Payee in writing from time to time.
          (d) This Note is one of a duly authorized issue of Senior Subordinated Promissory Notes of the Company and was purchased by the original Payee of this Note pursuant to the Note and Warrant Purchase Agreement.
          (e) This Note constitutes Senior Debt as such term is used and defined in each of (i) that certain 9% Subordinated Note, dated December 1, 2006, issued by the Company in favor of Marc L. Haney, (ii) that certain 9% Subordinated Note, dated December 1, 2006, issued by the Company in favor of Paul A. Haney, (iii) that certain 9% Subordinated Note, dated December 1, 2006, issued by the Company in favor of Leonard A. Haney, (iv) that certain 7% Convertible Subordinated Note, dated June 29, 2007, issued by the Company in favor of Patricia Montgomery, (v) that certain 7% Convertible Subordinated Note, dated June 29, 2007, issued by the Company in favor of Joseph Montgomery, (vi) that certain 7% Convertible Subordinated Note, dated June 29, 2007, issued by the Company in favor of Margaret M. Zanger, and (vii) that certain 7% Convertible Subordinated Note, dated June 29, 2007, issued by the Company in favor of Charles A. Zanger.
     SECTION 2. Maturity; Repayment.
          (a) Maturity. The outstanding principal of this Note and all accrued and unpaid interest hereunder shall be paid in full on June 30, 2014 (the “Maturity Date”), unless repaid earlier pursuant to the provisions of Section 2(b) (the date of any payment pursuant to Section 2(b) and the Maturity Date, each referred to as a “Repayment Date”).
          (b) Mandatory Prepayment of the Note.
               (i) Subject to Section 5, unless the holders of a Majority in Interest shall otherwise agree in writing, upon an Initial Public Offering of the Company or a Change of Control of the Company, the Company shall, immediately upon the completion of such Initial Public Offering or Change of Control, as the case may be, pay to the holder of this Note an amount equal to the outstanding principal of and accrued and unpaid interest on this Note.
               (ii) Any mandatory repayment under this Section 2(b) shall include payment of reasonable costs and expenses, if any, of the Payee associated with such repayment.

     SECTION 3. Covenants of the Company. Unless the holders of at least a Majority in Interest shall otherwise agree in writing:
          (a) Corporate Existence. The Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the rights (charter and statutory) and corporate franchise of the Company. The Company will qualify, and cause each of its Subsidiaries to qualify, in any state where the failure to do so would have a material adverse effect on the Company and its Subsidiaries taken as a whole.
          (b) Compliance With Laws. The Company shall, and shall cause each of its Subsidiaries to, comply in all material respects with all material applicable statutes, regulations, orders and restrictions of the United States, any state, municipality or other governmental division thereof, and agencies and instrumentalities of the foregoing, in respect of the conduct of its business and the ownership of its property (including, without limitation, applicable statutes, regulations, orders and restrictions relating to equal employment opportunities and environmental standards and controls), except such as are being contested in good faith.
          (c) Limitation on Restricted Payments. The Company will not, nor will it permit any of its Subsidiaries to, directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment, except as expressly permitted under the Senior Credit Agreement as in effect on the date hereof.
          (d) Transactions With Affiliates. The Company shall not, and shall not permit any Subsidiary to, directly or indirectly, enter into any transaction (including the purchase, sale or exchange of property or the rendering of any service) with any Affiliate except upon fair and reasonable terms which are at least as favorable to the Company as would be obtained in a comparable arm’s-length transaction with a non-Affiliate.
          (e) Expenses of Holders. The Company shall pay to the Payee on demand all actual and invoiced reasonable out-of-pocket costs and expenses (including the actual and invoiced reasonable costs and expenses of counsel to the Payee) of the Payee incurred by it in connection with (i) the collection and enforcement of this Note, (ii) any consent or waiver granted or requested hereunder or in connection herewith and (iii) any renegotiation, amendment, work-out or settlement of this Note or the Indebtedness arising hereunder.
          (f) Notice of Defaults. In the event that any Indebtedness (in an amount which exceeds Two Million Five Hundred Thousand Dollars ($2,500,000), whether under a single agreement or in the aggregate) of the Company or any of its Subsidiaries, has been or could be declared due and payable before its maturity because of the occurrence of any default (or any event which, with notice or lapse of time, or both, shall constitute any such default) under such Indebtedness (including, without limitation, any Event of Default under this Note), the Company, within ten (10) days after it becomes aware thereof, shall give written notice thereof to the Payee, specifying such default and what action the Company is taking or proposes to take with respect thereto.

          (g) Waiver of Stay, Extension or Usury Laws. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, or plead, or in any manner whatsoever claim, and shall resist any and all efforts to be compelled to take the benefit or advantage of, any stay or extension law or any usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Note; and (to the extent that it may lawfully do so) the Company hereby expressly waives all benefit or advantage of any such law and covenants that it shall not hinder, delay or impede the execution of any power herein granted to the Payee but shall suffer and permit the execution of every such power as though no such law had been enacted.
     SECTION 4. Events of Default; Suits for Enforcement.
          (a) An “Event of Default” shall occur if:
               (i) the Payor shall default in the payment of the principal of or interest payable on this Note, when and as the same shall become due and payable, whether at maturity or at a date fixed for prepayment or by acceleration or otherwise and such default with respect to the payment of interest shall continue unremedied for five (5) days;
               (ii) the Payor shall fail to observe or perform any covenant or agreement contained in this Note or in any certificate, writing or other document delivered pursuant hereto (including, without limitation, the Warrants and the Note and Warrant Purchase Agreement), and such failure shall continue for thirty (30) days after Payor receives notice of such failure;
               (iii) any representation, warranty, certification or statement made by or on behalf of the Payor in this Note or in any certificate, writing or other document delivered pursuant hereto (including, without limitation, the Warrants and the Note and Warrant Purchase Agreement) shall prove to have been incorrect in any material respect when made;
               (iv) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (A) relief in respect of Payor or of a substantial part of Payor’s respective property or assets, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal or state bankruptcy, insolvency, receivership or similar law (any such law, a “Bankruptcy Law”), (B) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for a substantial part of the property or assets of the Payor, or (C) the winding up or liquidation of the Payor, and such proceeding or petition shall continue undismissed for sixty (60) days, or an order or decree approving or ordering any of the foregoing shall be entered; or
               (v) the Payor shall (A) voluntarily commence any proceeding or file any petition seeking relief under a Bankruptcy Law, (B) consent to the institution of or the entry of an order for relief against it, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (iv) of this Section 4(a), (C) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for a substantial part of the property or assets of the Payor, (D) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (E) make a general assignment for the benefit of creditors, (F) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (G) take any action for the purpose of effecting any of the foregoing.
          (b) Subject to Section 5, if an Event of Default (other than an Event of Default specified in Sections 4(a)(iv) or 4(a)(v)) occurs and is continuing, the holders of at least a Majority in Interest, by written notice to the Company, may declare all unpaid principal of, and accrued interest on, all of the Notes to be immediately due and payable. If an Event of Default specified in Sections 4(a)(iv) or 4(a)(v) occurs, all principal of, and interest on, the Notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of any holder. The holders of at least a Majority in Interest, by written notice to the Company, may rescind an acceleration and its consequences if (i) all existing Events of Default, other than nonpayment of principal of, or interest on, the Notes which have become due solely because of the acceleration, have been cured or waived, and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.
          (c) Subject to Section 4(d)and Section 5, upon the occurrence of any one or more Events of Default, the holder of this Note may proceed to protect and enforce its rights by suit in equity, action at law or by other appropriate proceeding in aid of the exercise of any power granted in this Note, or may proceed to enforce the payment of this Note, or to enforce any other legal or equitable right it may have as holder of this Note.
          (d) The holders of a Majority in Interest may direct the time, method and place of conducting any proceeding for any remedy available to the holders of the Notes or exercising any trust or power conferred on them. The holder of this Note may not pursue a remedy with respect to this Note unless the holders of at least a Majority in Interest consent to the pursuit of the remedy. A holder may not use the provision hereof to prejudice the rights of another holder or to obtain a preference or priority over another holder.
          (e) In case of any Event of Default, the Payor will pay to the holder of this Note such amounts as shall be sufficient to cover the reasonable costs and expenses of such holders due to such Event of Default, including without limitation, costs of collection and reasonable fees, disbursements and other charges of counsel incurred in connection with any action in which the holder prevails.
          (f) A delay or omission by the holder of this Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All remedies are cumulative to the extent permitted by law.
          (g) Subject to Sections 4(b) and 4(c), the holders of a Majority in Interest by notice to the Company may waive an existing Event of Default and its consequences, except an Event of Default under Sections 4(a)(iv) or 4(a)(v). Upon any such waiver, such Event of Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of the Notes, including this Note, but no such waiver shall extend to any subsequent or other Event of Default or impair any right consequent thereon.
     SECTION 5. Subordination.
          (a) The Indebtedness evidenced by this Note is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full in cash or securities acceptable to holders of the Senior Indebtedness of all of the Company’s Senior Indebtedness. “Senior Indebtedness” shall mean (i) the Bank Indebtedness and (ii) Indebtedness of the Company, the guarantors under the Senior Credit Agreement or any of their respective Subsidiaries incurred to provide all or a portion of the purchase price or cost of construction of an asset to the extent expressly permitted under the Senior Credit Agreement.
          (b) Upon any receivership, assignment for the benefit of creditors, bankruptcy, reorganization or arrangement with creditors (whether or not pursuant to bankruptcy laws), sale of all or substantially all of the assets, dissolution, liquidation or any other marshaling of the assets and liabilities of the Company or in the event this Note shall be declared due and payable before its stated maturity, (i) no amount shall be paid by the Company, whether in cash or property in respect of this Note or the Note and Warrant Purchase Agreement, unless and until the full amount of any Senior Indebtedness then outstanding shall be paid in full in cash or securities acceptable to holders of the Senior Indebtedness, and (ii) no claim or proof of claim shall be filed with the Company by or on behalf of the holder of this Note which shall assert any right to receive any payments in respect of the principal of and interest on this Note except (x) as requested by the Bank Agent or (y) subject to the payment in full in cash or securities acceptable to holders of the Senior Indebtedness of all Senior Indebtedness then outstanding.
          (c) Until the Bank Indebtedness is paid in full in cash or securities acceptable to holders of the Senior Indebtedness, (i) no liens or security interests shall be taken to secure the obligations under this Note or the Note and Warrant Purchase Agreement and any liens taken in violation of this provision shall be subject to release by the Bank Agent in its sole discretion, without notice, and the Bank Agent is appointed as the holder’s attorney-in-fact to effectuate such release, and (ii) no payment shall be made in respect of this Note or the Note and Warrant Purchase Agreement.
          (d) Upon the payment in full in cash or securities acceptable to holders of the Senior Indebtedness of all Senior Indebtedness, the holder of this Note shall be subrogated to all rights of the holders of Senior Indebtedness to receive any further payments or distributions applicable to the Senior Indebtedness until this Note shall have been paid in full, and such payments or distributions received by the holder of this Note by reason of such subrogation, of cash, securities or other property which otherwise would be paid or distributed to the holders of Senior Indebtedness, shall between the Company and its creditors other than the holders of Senior Indebtedness, on the one hand, and the holder of this Note, on the other hand, be deemed to be a payment by the Company on account of the Senior Indebtedness and not on account of this Note.

          (e) Until (i) the Bank Indebtedness is paid in full in cash or securities acceptable to holders of the Bank Indebtedness or (ii) the occurrence or commencement of any Event of Default under Sections 4(a)(iv) or 4(a)(v), provided that such Event of Default was not instigated, prosecuted or initiated by or with the participation and cooperation of the holder of this Note, the holder of this Note shall not, without the prior written consent of the Bank Agent, take any Enforcement Action with respect to this Note, and, upon the occurrence of an event contemplated by the foregoing clause (ii), the holder of this Note shall not, without the prior written consent of the Bank Agent, vote to accept a plan of liquidation, reorganization, arrangement, composition or extension that conflicts with this Section 5. Notwithstanding the foregoing, nothing in this Note shall limit the rights of the holder of this Note to initiate any suit or other action solely to prevent the running of any applicable statute of limitations or other similar restriction on claims. Any proceeds of any Enforcement Action obtained by the holder of this Note or payments received in violation of this Section 5 shall in any event be held in trust by it for the benefit of the Bank Agent and promptly paid or delivered to the Bank Agent in the form received until all Bank Indebtedness is paid in full. The Bank Agent may interpose the terms of this Agreement to enjoin or obtain dismissal of any Enforcement Actions initiated in violation of this Section 5(e).
          (f) The failure to make a payment on account of principal of or interest on this Note by reason of any provision of this Section 5 shall not be construed as preventing the occurrence of an Event of Default under Section 4. This Section 5 defines the relative rights of the holder of this Note and the holders of Senior Indebtedness. Nothing in this Section 5 shall (i) impair, as between the Company and the holder of this Note, the obligation of the Company, which is absolute and unconditional, to pay principal of and interest on this Note in accordance with its terms; (ii) effect the relative rights of the holder of this Note and creditors of the Company other than holders of Senior Indebtedness; or (iii) prevent the holder of this Note from exercising its available remedies upon an Event of Default, subject to the rights, if any, under this Section 5 of holders of Senior Indebtedness.
          (g) Upon any distribution of assets of the Company referred to in Section 5(b), the holder of this Note shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which such receivership, assignment for the benefit of creditors, bankruptcy or reorganization proceedings are pending or a certificate of the receiver, trustee, custodian, agent or other Person making any distribution to the holder of this Note for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of Senior Indebtedness and other Indebtedness of the Company.
          (h) No rights of the holders of Senior Indebtedness to enforce the subordination provisions contained in this Note shall at any time be prejudiced or impaired by any act or failure to act on the part of the Company or by an act of non-compliance by the Company with the terms of this Note. The holders of Senior Indebtedness may extend, renew, modify or amend the terms of the documents evidencing the Senior Indebtedness or any security therefor and release, sell or exchange such security and otherwise deal freely with the Company, all without affecting the liabilities and obligations of the parties to the Notes.

          (i) The holders of Bank Indebtedness have agreed to an amendment of the Senior Credit Agreement in reliance on this Section 5 and are entitled to the benefits of the provisions thereof. The holder of this Note acknowledges and agrees that each holder of the Senior Indebtedness and any representative of the holders of the Senior Indebtedness (including, without limitation, the Bank Agent) are, and the Company, any guarantors of the Senior Indebtedness, their Subsidiaries and the holder of this Note hereby name such parties as, third party beneficiaries of the covenants and agreements of the Company and the holder of this Note set forth in this Section 5. Accordingly, any holder of Senior Indebtedness (or any representative thereof) shall be entitled to enforce any provisions of this Section 5 against the Company, any guarantors of the Senior Indebtedness and their Subsidiaries and the holder of this Note.
     SECTION 6. Certain Definitions. For purposes of this Note, in addition to the terms defined elsewhere herein, the following terms shall have the following meanings (with, unless otherwise defined herein, terms defined in the singular having comparable meanings when used in the plural and vice versa):
          (a) “Additional Notes” means those other (and not including this Note) Senior Subordinated Promissory Notes issued under the Note and Warrant Purchase Agreement.
          (b) “Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or in under common control with, such Person.
          (c) “Bank Agent” means Wachovia Bank National Association, as administrative agent for the banks under the Senior Credit Agreement, and any successors in such capacity.
          (d) “Bank Indebtedness” means all obligations, liabilities and indebtedness of every nature of each Credit Party from time to time owed to the Bank Agent or any lender under the Senior Credit Agreement, including, without limitation, the principal amount of all debts, claims and indebtedness, accrued and unpaid interest accruing thereon (including, without limitation, interest accruing after the commencement of any voluntary or involuntary insolvency, bankruptcy, receivership, custodianship, liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, appointment of a custodian, receiver, trustee or other officer with similar powers or any other proceeding for the liquidation, dissolution or other winding up of a Person (a “Proceeding”), without regard to whether or not such interest is an allowed claim) and all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and from time to time hereafter owing, due or payable, whether before or after the filing of a Proceeding. Bank Indebtedness shall be considered to be outstanding whenever any loan commitment under the Senior Credit Agreement is outstanding.
          (e) “Change of Control” means at any time the occurrence of any of the following events: (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than NCT Acquisition LLC or any of its Affiliates is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of twenty-five percent (25%) or more of the then outstanding capital stock issued by the Company the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of the Company, even though the right so to vote may be or has been suspended by the happening of such contingency, or (ii) the replacement of a majority of the Board of Directors of the Company over a two (2) year period from the directors who constituted the Board of Directors at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Company then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.
          (f) “Common Stock” means common stock with par value of $.01 per share of the Company.
          (g) “Credit Party” means the Company and any other guarantor of all or any portion of the Bank Indebtedness.
          (h) “Enforcement Action” means (i) to take from or for the account of any Credit Party or any other Person, by set-off or in any other manner, the whole or any part of any moneys which may now or hereafter be owing by any Credit Party with respect to this Note, (ii) to sue for payment of, or to initiate or participate with others in any suit, action or proceeding against any Credit Party or any other Person to (A) enforce payment of or to collect the whole or any part of this Note or (B) commence judicial enforcement of any of the rights and remedies under this Note or applicable law with respect to this Note, (iii) to accelerate this Note, or (iv) to cause any Credit Party to honor any mandatory prepayment obligation under this Note.
          (i) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder.
          (j) “Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (iv) all obligations (including, without limitation, earn out obligations) of such Person incurred, issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (v) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (vi) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien, encumbrance or other security interest on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vii) all obligations of such Person (other than in the ordinary course of business in negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, (viii) the principal portion of all obligations of such Person under any lease of property, real or personal, the obligations with respect to which are required to be capitalized on a balance sheet of the lessee in accordance with United States generally accepted accounting principles, (ix) all obligations of such Person under agreements entered into to protect such Person against fluctuations in interest rates, or currency or raw materials values, (x) the maximum amount of all letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (xi) all preferred capital stock issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration prior to the Maturity Date, (xii) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product plus any accrued interest thereon (but not including operating leases that are true leases and not financial products, which are entered into by a Person in the ordinary course of business), and (xiii) all Indebtedness of the type described in clauses (i) through (x) of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer.
          (k) “Initial Public Offering” means a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock (or, if the Company is reorganized or recapitalized for the purposes of such offering, of such substantially equivalent series of capital stock of the Company (or a holding company thereof)) for the account of the Company to the public.
          (l) “Majority in Interest” means a majority of the aggregate outstanding principal amount of the Notes issued pursuant to the Note and Warrant Purchase Agreement.
          (m) “Note and Warrant Purchase Agreement” means that certain Note and Warrant Purchase Agreement, dated as of November 19, 2009, by and among the Payor and each of the investors listed on Exhibit A thereto, as the same may be amended, modified, supplemented or restated.
          (n) “Notes” means, collectively, this Note and the Additional Notes.
          (o) “Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature and includes any successor (by merger or otherwise) of such entity.
          (p) “Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares (or equivalent) of any class of capital stock (or equivalent interests) of the Company, any of the guarantors under the Senior Credit Agreement or any of their respective Subsidiaries, now or hereafter outstanding, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any class of capital stock (or equivalent interests) of the Company, any of the guarantors under the Senior Credit Agreement or any of their respective Subsidiaries, now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares (or equivalent) of any class of capital stock (or equivalent interests) of the Company, any of the guarantors under the Senior Credit Agreement or any of their respective Subsidiaries, now or hereafter outstanding, (iv) any payment with respect to earn out obligations, (v) any payment or prepayment of principal of, premium, if any, or interest on, redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to any Indebtedness (except for the Notes) of the Company, any of the guarantors under the Senior Credit Agreement or any of their respective Subsidiaries which by its terms is specifically subordinated in right of payment to the prior payment of the obligations under the Senior Credit Agreement and (vi) the payment by the Company or any of the guarantors under the Senior Credit Agreement or any of their respective Subsidiaries of any management, advisory or consulting fee to any Person or the payment of any extraordinary salary, bonus or other form of compensation to any Person who is directly or indirectly a significant partner, shareholder, owner, or executive officer of any such Person, to the extent such extraordinary salary, bonus, or other form of compensation is not included in the corporate overhead of the Company or such guarantors or Subsidiary.
          (q) “Senior Credit Agreement” means that certain Credit Agreement, dated as of August 14, 2006, as amended December 1, 2006, June 29, 2007, February 13, 2008 and November 19, 2009 and as further amended, restated, supplemented or otherwise modified from time to time, among the Company, each of the guarantors identified thereto as may from time to time become or have become a party thereto, the lenders that may from time to time become or have become a party thereto, PNC Bank, National Association and Sovereign Bank, as co-syndication agents, Churchill Financial Cayman Ltd and CIT Capital Securities, LLC, as co-documentation agents, and Wachovia Bank National Association, as administrative agent.
          (r) “Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of capital stock or other ownership interests having ordinary voting power (other than capital stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.
          (s) “Warrants” means those warrants to purchase Common Stock issued under the Note and Warrant Purchase Agreement.
     SECTION 7. Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in accordance with the provisions of the Note and Warrant Purchase Agreement.
     SECTION 8. Successors and Assigns. This Note shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, provided that the Company shall have no right to assign its rights, or to delegate its obligations, hereunder without the prior written consent of the Payee.
     SECTION 9. Amendment and Waiver. The Company may amend or supplement the Notes, including this Note, with the written consent of the holders of at least a

Majority in Interest; provided that Section 5 may not be amended without the consent of the Required Lenders (as defined in the Senior Credit Agreement). After an amendment or supplement under this Section 9 or any waiver in accordance with the Notes, including this Note, becomes effective, the Company shall mail to the holders of the Notes, including this Note, affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity thereof. After an amendment or waiver becomes effective it shall bind every holder of Notes. The Company may place an appropriate notation about an amendment or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue new Notes that reflect the amendment or waiver.
     SECTION 10. Headings. The headings in this Note are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.
     SECTION 11. Governing Law; Jurisdiction; Jury Trial Waiver; Etc..
          (a) This Note is to be construed and enforced in accordance with and governed by the laws of the State of New York and without regard to the principles of conflicts of law of such state.
          (B) THE COMPANY AND THE PAYEE HEREBY IRREVOCABLY AGREE THAT ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK AND EACH HEREBY EXPRESSLY SUBMITS TO THE PERSONAL JURISDICTION AND VENUE OF SUCH COURTS FOR THE PURPOSES THEREOF AND EXPRESSLY WAIVES ANY CLAIM OF IMPROPER VENUE AND ANY CLAIM THAT SUCH COURTS ARE AN INCONVENIENT FORUM. THE COMPANY AND THE PAYEE EACH HEREBY IRREVOCABLY CONSENT TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ITS ADDRESS SET FORTH IN THIS AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE TEN (10) DAYS AFTER SUCH MAILING.
          (C) THE COMPANY AND THE PAYEE EACH HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS NOTE, ANY RIGHTS OF OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. THE COMPANY (I) CERTIFIES THAT NO PAYEE OR ATTORNEY OR OTHER REPRESENTATIVE OF THE PAYEE HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE PAYEE WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (II) ACKNOWLEDGES THAT THE PAYEE HAS BEEN INDUCED TO PURCHASE THIS NOTE BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

          (D) FINAL JUDGMENT AGAINST THE COMPANY OR ANY PAYEE, IN ANY ACTION, SUIT OR PROCEEDING HEREUNDER SHALL BE CONCLUSIVE, AND MAY BE ENFORCED IN OTHER JURISDICTIONS (I) BY SUIT, ACTION OR PROCEEDING ON THE CONCLUSIVE EVIDENCE OF THE FACT AND OF THE AMOUNT OF ANY LIABILITY OF THE COMPANY OR ANY PAYEE THEREIN DESCRIBED OR (II) IN ANY OTHER MANNER PROVIDED BY OR PURSUANT TO THE LAWS OF SUCH OTHER JURISDICTION; PROVIDED, HOWEVER, THAT THE COMPANY OR ANY PAYEE MAY AT ITS OPTION BRING SUIT, OR INSTITUTE OTHER JUDICIAL PROCEEDING, TO ENFORCE A FINAL JUDGMENT AGAINST ANY PAYEE OR ANY OF ITS PROPERTIES OR THE COMPANY OR ANY OF ITS PROPERTIES, AS THE CASE MAY BE, IN ANY STATE OR FEDERAL COURT OF THE UNITED STATES OR OF ANY COUNTRY OR PLACE WHERE THE COMPANY OR ITS PROPERTIES MAY BE FOUND.
     SECTION 12. Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.
     SECTION 13. Entire Agreement. This Note is intended by the parties hereto as a final expression of their agreement and, together with the Note and Warrant Purchase Agreement and the applicable Warrant, is intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter hereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or in the Note and Warrant Purchase Agreement or the applicable Warrant. This Note supersedes all prior agreements and understandings between the parties with respect to such subject matter.
     SECTION 14. Further Assurances. The Payor shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any governmental authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Note.
     SECTION 15. Delays, Omissions and Indulgences. It is agreed that no delay or omission to exercise any right, power or remedy accruing to the Payee upon any breach or default of the Company under this Note shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the Payee’s part of any breach or default under this Note, or any waiver on the Payee’s part of any provisions or conditions of this Note must be in writing and that all remedies, either under this Note, or by law or otherwise afforded to the Payee, shall be cumulative and not alternative.

     SECTION 16. Rights of Transferees. The rights granted to the Payee hereunder shall pass to and inure to the benefit of all subsequent transferees of this Note until extinguished pursuant to the terms hereof.
     SECTION 17. Rules of Construction. Unless the context otherwise requires, “or” is not exclusive, and references to sections or subsections refer to sections or subsections of this Note. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. The Company and the Payee each acknowledge that they have been represented by counsel in connection with this Note. The Company and the Payee have participated jointly in the negotiation and drafting of this Note. In the event an ambiguity or question of intent or interpretation arises under any provision of this Note, this Note shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Note.

     IN WITNESS WHEREOF, the Payor has executed and delivered this Senior Subordinated Promissory Note on the date first above written.

NEW CENTURY TRANSPORTATION, INC.
By:
Name:
Title:

Agreed to and accepted as of the date
first written above:
[                     ]

By:
Name:
Title: